UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2014

OCEAN POWER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1590 Reed Road Pennington, NJ	08534
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 730-0400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective January 20, 2015, David L. Keller, will resign his role as Interim Chief Executive Officer of Ocean Power Technologies, Inc. (the “Company”). Mr. Keller will continue to serve as a Director of the Company.

(c) Effective January 20, 2015, George H. Kirby III will assume the roles of President, Chief Executive Officer and Director of the Company.

Prior to joining the Company, Mr. Kirby, age 44, was Senior Vice President for the energy business unit at AECOM Technology Corporation, a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government, where he and his team provided full power generation and power delivery project life-cycle services in the U.S. energy market. Prior to that, between January 2012 and August 2013, he was Vice President and a Managing Director of SAIC Energy, Environment & Infrastructure, LLC (a wholly-owned subsidiary of SAIC, Inc.) a provider of energy, environment, and infrastructure solutions, where he led business development and strategic planning for SAIC's electric utility market vertical. From January 2009 until December 2011, Mr. Kirby was General Manager, Americas and South Pacific Regions, of American Superconductor Corporation, an energy technologies company specializing in the design and manufacture of power systems and superconducting wire. Mr. Kirby also held a variety of management positions at GE Capital and GE Power & Water and is a registered Professional Engineer (Texas – inactive) and holds eight U.S. and European patents in power generation technology. Mr. Kirby received a Bachelor of Science degree in Aerospace Engineering from Syracuse University and an MBA from the Pennsylvania State University.

On December 29, 2014, the Company and Mr. Kirby entered into a one year employment agreement (the “Agreement”), renewable at both parties’ option for additional successive one-year periods, provided that if the Company does not renew the term, Mr. Kirby will be entitled to a one-time severance payment equal to his then annual base salary. Mr. Kirby’s annual base salary under the Agreement is $360,000 (“Base Salary”), which shall be reviewed annually. Mr. Kirby will also be eligible to receive a performance bonus targeted at 50% of his Base Salary. Mr. Kirby will also receive a grant of 180,000 shares of restricted stock units, which will be subject to the terms of the Company’s 2006 Stock Incentive Plan, and a one-time starting bonus of $50,000. One-third of the restricted stock will vest over three years based on service and two-thirds will vest over three years based on performance of the Company's share price to a comparable market based indicator determined by the Company's Board of Directors. In the event of Mr. Kirby’s termination, the Agreement provides for accelerated vesting of restricted stock in certain specified cases.

The Agreement also provides for severance in the event Mr. Kirby terminates his employment with the Company for “Good Reason” (as defined in the Agreement) or Mr. Kirby’s employment is terminated other than for “Cause” (as defined in the Agreement) or the inability of Mr. Kirby to perform required services as a result of physical or mental incapacitation. If such termination occurs before the first 12 months of employment, Mr. Kirby will receive 6 months of Base Salary. If such termination occurs after the first 12 months of employment, Mr. Kirby will receive 12 months of Base Salary. In addition, if Mr. Kirby’s employment is terminated by the Company other than for Cause, or by Mr. Kirby for Good Reason, in each case within 90 days following a Change of Control (as defined in the Agreement), Mr. Kirby will receive 12 months of Base Salary.

Mr. Kirby is eligible to participate in the Company’s 401(k) plan and all benefit plans made available to the Company’s employees and senior executives

The Agreement also contains non-competition and confidentiality provisions.

There is no arrangement or understanding between Mr. Kirby and any other person(s) pursuant to which he was selected as President and Chief Executive Officer. Mr. Kirby does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Other than his employment relationship, Mr. Kirby does not have a direct or indirect material interest in any transaction in which the Company is a participant.

(d) Effective January 20, 2015, Mr. Kirby will join as a member of the Company’s board of directors. The information in the last paragraph of Item 5.02(c) is hereby incorporated by reference thereto with respect to Mr. Kirby’s appointment as a director.

Item 8.01 Other Events

On January 5, 2015, Ocean Power Technologies, Inc. issued a press release announcing the appointment of George H. Kirby III as its President and Chief Executive Officer, effective as of January 20, 2015. A copy of such press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release issued by the Company dated January 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.
Date: January 5, 2015	By:	/s/MARK A. FEATHERSTONE
Mark A. Featherstone
Chief Financial Officer